Exhibit 99.1

ASCENDIA BRANDS, INC. RECEIVES WARNING LETTER

REGARDING COMPLIANCE WITH CONTINUED LISTING STANDARDS

Hamilton, NJ – September 28, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) announced that it has been notified by the American Stock Exchange (“Amex”) that it is not in compliance with the Amex’s continued listing standards because the amount of its shareholders’ equity is less than the amounts specified in Sections 1003(a)(i) and (ii) of the Amex Company Guide.

In order to maintain its listing with the Amex, the Company is required to submit to the Amex, not later than October 29, 2007, a plan setting forth the measures that the Company is taking or intends to take to regain compliance with the standards specified in Sections 1003(a)(i) and (ii) of the Amex Company Guide. Provided that the Listings Qualifications Department of the Amex determines that the plan demonstrates reasonable ability to regain compliance within the periods specified in the plan, the Company will maintain its Amex listing during the plan period, subject to periodic reviews by the Listings Qualifications Department. The Company expects to submit a plan to Amex by the date specified.

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon® and Healing Garden® brands. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Ascendia Contact: John D. Wille Chief Financial Officer (609) 219-0930 ext 150 jwille@ascendiabrands.com	Investor Relations Contact: John G. Nesbett/Jennifer Belodeau Institutional Marketing Services (IMS). (203) 972-9200